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                                                                    EXHIBIT 99.1

MOTORCAR PARTS & ACCESSORIES, INC
2929 California Street
Torrance, California 90503

Contact:    Selwyn Joffe
            Chairman of the Board, President and CEO
            Motorcar Parts & Accessories, Inc.
            (310) 972-4005

                              FOR IMMEDIATE RELEASE

                       MPA ANNOUNCES RICHARD MARKS RESIGNATION

Torrance, California, September 23, 2003 - Motorcar Parts & Accessories, Inc. (MPAA - Internet billboard) announced today that Richard Marks, advisor to its Board of Directors and Chief Executive Officer and until late 1999 its President and Chief Operating Officer, has submitted his resignation at the request of the Board, effective immediately. As previously disclosed, Mr. Marks has previously advised the Company that he is a target of the U.S. Attorney's investigation. The investigation is currently consuming a substantial amount of Mr. Marks' time and efforts. Also as previously disclosed, the Company is not a target of the U.S. Attorney's investigation. The Company and Mr. Marks have agreed in principle to a settlement of Mr. Mark's employment agreement, which was scheduled to expire on December 31, 2003.

MPA is a leading remanufacturer of replacement alternators and starters for imported and domestic cars and light trucks in the United States and Canada. MPA also assembles and distributes ignition wire sets for imported and domestic cars and light trucks. MPA has facilities in the United States in Torrance, California and Nashville, Tennessee, as well as overseas in Singapore and Malaysia.

DISCLOSURE REGARDING PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release may contain certain forward-looking statements with respect to the future performance of the Company that involve risks and uncertainties. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to: concentration of sales to certain customers, changes in the Company's relationship with any of its customers, the potential for changes in consumer spending, consumer preferences and general economic conditions, increased competition in the automotive parts remanufacturing industry, unforeseen increases in operating costs and other factors discussed herein and in the Company's filings with the Securities and Exchange Commission.

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